Date:	October 19, 2017

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES EXECUTIVE OFFICER RESIGNATION

Danville, VA -- American National Bankshares Inc. (NASDAQ: AMNB) announced today that Ramsey Hamadi has resigned as Executive Vice President of the Company and as Executive Vice President and Chief Administrative Officer of its banking subsidiary, American National Bank & Trust Company.

Hamadi’s wife, Jennifer, died after a battle with cancer on April 9 of this year, leaving him and their four children. Hamadi has been on a leave of absence since the middle of June dealing with personal and family matters. Due to his family obligations, he recently requested that he be released from his employment contract and submitted his resignation, effective immediately.

“I appreciate the support and understanding I have received from the Bank and my teammates during this very difficult period that my family and I have gone through and continue to endure,” stated Hamadi. “I have determined that it is in the best interest of my children and me that I focus on my family responsibilities at this time.”

“We have grieved with Ramsey and his children over the loss of their wife and mother,” said Jeffrey V. Haley, Chief Executive Officer of the Company and the Bank, “and we wish nothing but the very best for them going forward.”

About American National
American National is a multi-state bank holding company with total assets of approximately $1.8 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices and two loan production offices. American National Bank also manages an additional $825 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; changes in technology and information security; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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